Ally Financial Declares Dividends on Preferred Stock

DETROIT (July 18, 2012) – The Ally Financial Inc. (Ally) board of directors has declared quarterly dividend payments for certain outstanding preferred stock.  Each of these dividends were declared by the board of directors on July 10, 2012, and are payable on Aug. 15, 2012.

A quarterly dividend payment was declared on Ally's Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, of approximately $134 million, or $1.125 per share, and is payable to the U.S. Department of the Treasury.  A quarterly dividend payment was also declared on Ally's Fixed Rate Cumulative Perpetual Preferred Stock, Series G, of approximately $45 million, or $17.50 per share, and is payable to shareholders of record as of Aug.1, 2012.   Additionally, a dividend payment was declared on Ally's Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, of approximately $22 million, or $0.53 per share, and is payable to shareholders of record as of Aug.1, 2012.

Including the aforementioned dividend payments on the Series F-2 Preferred Stock, Ally will have paid a total of approximately $5.7 billion to the U.S. Treasury since February 2009. This amount includes preferred stock dividends, interest payments and proceeds received by the U.S. Treasury in its sale of Ally trust preferred securities.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and online checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $186 billion in assets as of March 31, 2012, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @ally.

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Contacts:

Gina Proia

646-781-2692

gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com